Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Inverness Medical Innovations, Inc.
Waltham, MA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-116659, 333-124461 and 333-128017), and Form S-8 (No. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994 and 333-128937) of Inverness Medical Innovations, Inc. and subsidiaries of our report dated May 19, 2006, relating to the Statements of Net Assets Sold as of December 31, 2005 and 2004 and Statements of Revenue and Direct Expenses for the years ended December 31, 2005 and 2004 of the Lateral Flow Product Line of Acon Laboratories Inc. and affiliates which is incorporated in this current report on Form 8K, as amended.

/s/ BDO Seidman, LLP

Boston, Massachusetts
May 22, 2006